UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Horizon Lines, Inc. (the “Company”) approved the promotion of Michael F. Zendan II from Senior Vice President and General Counsel to Executive Vice President and General Counsel in connection with additional responsibilities assigned to him. The Committee also approved an increase of Mr. Zendan’s base annual salary from $300,000 to $370,000.

The Committee also granted Mr. Zendan 241,667 restricted stock units subject to the terms of the Company’s 2012 Incentive Compensation Plan (the “2012 Plan”). Thirty percent of the restricted stock units will vest on March 31, 2014 and twenty percent of the restricted stock units will vest on March 31, 2015 solely if Mr. Zendan remains in continuous employment with the Company. If Mr. Zendan remains in continuous employment with the Company and certain performance goals established by the Committee have been met, an additional thirty percent of the restricted stock units will vest on March 31, 2014 and an additional twenty percent of the restricted stock units will vest on March 31, 2015. If any of the performance based restricted stock units do not vest on their assigned performance date solely because the performance goals are not met, then such restricted stock units shall remain outstanding and be eligible to vest on subsequent vesting dates to the extent the Company achieves the performance goals for such subsequent performance period.

All of the unvested restricted stock units shall immediately vest and no longer be subject to restriction immediately prior to a change of control, as defined in the 2012 Plan. All of the restricted stock units carry dividend equivalent rights.

The foregoing summary of the restricted stock units granted to officers is qualified in its entirety by reference to the full text of the form of the Restricted Stock Unit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.
(Registrant)

Date: December 28, 2012	By:	/s/ Michael T. Avara

Michael T. Avara
Executive Vice President and Chief Financial Officer

Exhibit Index

10.1	Form of Restricted Stock Unit Agreement